                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 1)*


                              Wells Fargo & Company
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   949740 10 4
                           -------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Warren E. Buffett
       ###-##-####
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          United States Citizen
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         7,291,418
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             7,291,418
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             7,319,418
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           8.0%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           IN
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Berkshire Hathaway Inc.
       04-2254452
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Delaware Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         7,291,418
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             7,291,418
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             7,291,418
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           8.0%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           HC, CO
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       National Indemnity Company
       47-0355979
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Nebraska Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         5,537,256
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             5,537,256
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             5,537,256
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           6.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           IC
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       National Indemnity Company of the South

--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Florida Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         23,000
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             23,000
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             23,000
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           Less than 0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           IC
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       National Fire and Marine Insurance Company
       47-6021331
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Nebraska Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         12,097
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             12,097
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             12,097
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           Less than 0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           IC
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Redwood Fire and Casualty Insurance Company
       47-0530076
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Nebraska Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         12,097
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             12,097
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             12,097
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           Less than 0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           IC
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Cypress Insurance Company
       95-6042B29
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          California Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         15,000
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             15,000
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             15,000
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           Less than 0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           IC
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Columbia Insurance Company
       47-0530077
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Nebraska Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         1,272,839
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             1,272,839
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             1,272,839
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           1.4%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           IC
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       National Liability & Fire Insurance Company
       36-2403971
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Illinois Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         139,400
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             139,400
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             139,400
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           0.2%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           IC
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Blue Chip Stamps
       95-3858923
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          California Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         169,340
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             169,340
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             169,340
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           0.2%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           CO
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Wesco Financial Corporation
       95-2109453
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Delaware Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         169,340
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             169,340
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             169,340
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           0.2%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           CO
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Wesco Holdings Midwest, Inc.
       47-0691907
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Delaware Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         169,340
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             169,340
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             169,340
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           0.2%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           CO
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Wesco-Financial Insurance Company
       47-0685686
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Delaware Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         129,340
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             129,340
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             129,340
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           IC
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Precision Steel Warehouse, Inc.
       36-3005603
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Illinois Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         40,000
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             40,000
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             40,000
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           Less than 0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           CO
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       GEICO Corporation
       52-1135801
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Delaware Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         100,000
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             100,000
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             100,000
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           CO
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       Nebraska Furniture Mart, Inc.
       43-0428274
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Nebraska Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         60,486
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             60,486
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             60,486
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           Less than 0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           CO
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

CUSIP No. 949740 10 4                  13G

--------------------------------------------------------------------------------
1    Name of Reporting Persons.
     S.S. or I.R.S. Identification No. of above person
       The Fechheimer Bros. Company
       31-1000330
--------------------------------------------------------------------------------
2    Check the appropriate box if a member of a Group*
                                                                        (a)  /X/
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizen or place of organization

          Delaware Corporation
--------------------------------------------------------------------------------
                                   5    Sole Voting Power
           Number of                           -0-
            Shares                 ---------------------------------------------
          Beneficially             6    Shared Voting Power
           Owned By                         85,000
             Each                  ---------------------------------------------
           Reporting               7    Sole Dispositive Power
            Person                             -0-
             With                  ---------------------------------------------
                                   8    Shared Dispositive Power
                                             85,000
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person
             85,000
--------------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)
           Less than 0.1%
--------------------------------------------------------------------------------
12   Type of Reporting Person*
           CO
--------------------------------------------------------------------------------

                    *See Instruction Before Filling Out!

INTRODUCTORY NOTE. On October 23, 1990 Berkshire Hathaway Inc. made an initial filing on Schedule 13G reporting the ownership of shares of common stock of Wells Fargo & Company. Subsequently, in the spring of 1991 Berkshire determined to file appropriate notices with the Board of Governors of the Federal Reserve System to seek permission to increase its ownership of Wells Fargo stock to as much as 22%, subject to numerous limitations. In connection therewith, Berkshire entered agreements with the Board of Governors and with Wells Fargo, and began filing on Schedule 13D with respect to its ownership of Wells Fargo common stock. As reported on Amendment 6 to such Schedule 13D dated April 26, 1996, Berkshire has terminated its agreements with the Board of Governors and with Wells Fargo. Its percentage ownership of Wells Fargo common stock has been reduced to approximately 8.0% as reported herein. As a result of these changes, and because Berskhire meets all the requirements for filing on Schedule 13G as opposed to Schedule 13D, Berkshire now resumes filing on Schedule 13G with respect to its ownership of Wells Fargo common stock.

ITEM 1(a). NAME OF ISSUER:

           Wells Fargo & Company

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           420 Montgomery Street
           San Francisco, California 94163

ITEM 2(a). NAME OF PERSONS FILING:
ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:
ITEM 2(c). CITIZENSHIP:

           Warren E. Buffett
           1440 Kiewit Plaza
           Omaha, Nebraska 68131
           United States Citizen

           Berkshire Hathaway Inc.
           1440 Kiewit Plaza
           Omaha, Nebraska 68131
           Delaware Corporation

           National Indemnity Company
           3024 Harney Street
           Omaha, Nebraska 68131
           Nebraska Corporation

           National Indemnity Company of the South
           3024 Harney Street
           Omaha, Nebraska 68131
           Florida Corporation

          National Fire and Marine Insurance Company
          3024 Harney Street
          Omaha, Nebraska 68131
          Nebraska Corporation

          Redwood Fire and Casualty Insurance Company
          3024 Harney Street
          Omaha, Nebraska 68131
          Nebraska Corporation

          Cypress Insurance Company
          1017 South Fair Oaks Avenue, P.O. Box 7008
          Pasadena, California 91109
          California Corporation

          Columbia Insurance Company
          3024 Harney Street
          Omaha, Nebraska 68131
          Nebraska Corporation

          National Liability & Fire Insurance Company
          3024 Harney Street
          Omaha, Nebraska 68131
          Illinois Corporation

          Blue Chip Stamps
          5901 South Eastern Avenue
          Los Angeles, California 90040
          California Corporation

          Wesco Financial Corporation
          315 East Colorado Boulevard
          Pasadena, California 91109
          Delaware Corporation

          Wesco Holdings Midwest, Inc.
          1440 Kiewit Plaza
          Omaha, Nebraska 68131
          Nebraska Corporation

          Wesco-Financial Insurance Company
          3024 Harney Street
          Omaha, Nebraska 68131
          Nebraska Corporation

          Precision Steel Warehouse, Inc.
          3500 North Wolf Road
          Franklin Park, Illinois 60131
          Illinois Corporation

           GEICO Corporation
           One GEICO Plaza
           Washington, D.C. 20076
           Delaware Corporation

           Nebraska Furniture Mart, Inc.
           700 South 72nd Street
           Omaha, Nebraska 68114
           Nebraska Corporation

           The Fechheimer Bros. Company
           4545 Malsbary Road
           Cincinnati, Ohio 45252
           Delaware Corporation



ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           949740 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ]  Broker or Dealer registered under Section 15 of the Act:

           (b) [ ]  Bank as defined in Section 3(a)(6) of the Act:

           (c) [x]  Insurance Company as defined in Section 3(a)(19) of the Act:

                    National Indemnity Company
                    National Indemnity Company of the South
                    Redwood Fire and Casualty Insurance Company
                    Cypress Insurance Company
                    Columbia Insurance Company
                    National Liability and Fire Insurance Company
                    Wesco-Financial Insurance Company

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940:

          (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940:

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund:

          (g)  [x]  Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G):

                    Berkshire Hathaway Inc.
                    Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.

          (h)  [x]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                    See Exhibit A

ITEM 4.   OWNERSHIP

          WARREN E. BUFFETT

          (a)       Amount Beneficially Owned:

                    7,319,418

          (b)       Percent of Class:

                      8.0%

          (c)       Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote

                         -0-

                    (ii) shared power to vote or to direct the vote

                         7,291,418

                    (iii) sole power to dispose or direct the disposition of

                          -0-

                    (iv) shared power to dispose or to direct the disposition of

                         7,291,418

          BERKSHIRE HATHAWAY INC.

          (a)       Amount Beneficially Owned:

                        7,291,418


          (b)       Percent of Class:

                      8.0%

          (c)       Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote

                         -0-

                    (ii) shared power to vote or to direct the vote

                         7,291,418

                    (iii) sole power to dispose or direct the disposition of

                          -0-

                    (iv) shared power to dispose or to direct the disposition of

                         7,291,418

          NATIONAL INDEMNITY COMPANY

          (a)       Amount Beneficially Owned:

                        5,537,256

          (b)       Percent of Class:

                      6.1%

          (c)       Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote

                        -0-

                    (ii) shared power to vote or to direct the vote

                         5,537,256

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    5,537,256


     NATIONAL INDEMNITY COMPANY OF THE SOUTH

     (a)       Amount Beneficially Owned:

                     23,000

     (b)       Percent of Class:

                     Less than 0.1%

     (c)       Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote

                      -0-

               (ii) shared power to vote or to direct the vote

                     23,000

               (iii) sole power to dispose or direct the disposition of

                      -0-

               (iv) shared power to dispose or to direct the disposition of

                     23,000

     NATIONAL FIRE AND MARINE INSURANCE COMPANY

     (a)       Amount Beneficially Owned:

                    12,097

     (b)       Percent of Class:

                   Less than 0.1%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    12,097

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    12,097

     REDWOOD FIRE AND CASUALTY INSURANCE COMPANY

     (a)       Amount Beneficially Owned:

                    12,097

     (b)       Percent of Class:

                    Less than 0.1%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    12,097

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    12,097

     CYPRESS INSURANCE COMPANY

     (a)       Amount Beneficially Owned:

                    15,000

     (b)       Percent of Class:

                    Less than 0.1%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    15,000

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    15,000

     COLUMBIA INSURANCE COMPANY

     (a)       Amount Beneficially Owned:

                    1,272,839

     (b)       Percent of Class:

                    1.4%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    1,272,839

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    1,272,839

     NATIONAL LIABILITY AND FIRE INSURANCE COMPANY

     (a)       Amount Beneficially Owned:

                    139,400

     (b)       Percent of Class:

                    0.2%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    139,400

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    139,400

     BLUE CHIP STAMPS

     (a)       Amount Beneficially Owned:

                    169,340

     (b)       Percent of Class:

                    0.2%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    169,340

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    169,340

     WESCO FINANCIAL CORPORATION

     (a)       Amount Beneficially Owned:

                    169,340

     (b)       Percent of Class:

                    0.2%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    169,340

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    169,340

     WESCO HOLDINGS MIDWEST, INC.

     (a)       Amount Beneficially Owned:

                    169,340

     (b)       Percent of Class:

                    0.2%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    169,340

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    169,340

     WESCO-FINANCIAL INSURANCE COMPANY

     (a)       Amount Beneficially Owned:

                    129,340

     (b)       Percent of Class:

                    0.1%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    129,340

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    129,340

     PRECISION STEEL WAREHOUSE, INC.

     (a)       Amount Beneficially Owned:

                    40,000

     (b)       Percent of Class:

                    Less than 0.1%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    40,000

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    40,000

     GEICO CORPORATION

     (a)       Amount Beneficially Owned:

                    100,000

     (b)       Percent of Class:

                    0.1%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    100,000

               (iii) sole power to dispose or direct the disposition of

                     -0-

               (iv) shared power to dispose or to direct the disposition of

                    100,000

     NEBRASKA FURNITURE MART, INC.

     (a)       Amount Beneficially Owned:

                    60,486

     (b)       Percent of Class:

                    Less than 0.1%

     (c)       Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote

                    -0-

               (ii) shared power to vote or to direct the vote

                    60,486

               (iii) sole power to dispose or direct the disposition of

                     -0-

                    (iv) shared power to dispose or to direct the disposition of

                         60,486

          THE FECHHEIMER BROS. COMPANY

          (a)       Amount Beneficially Owned:

                         85,000

          (b)       Percent of Class:

                         Less than 0.1%

          (c)       Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote

                         -0-

                    (ii) shared power to vote or to direct the vote

                         85,000

                    (iii) sole power to dispose or direct the disposition of

                          -0-

                    (iv) shared power to dispose or to direct the disposition of

                         85,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          See Exhibit A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURES


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 13th day of February, 1997




-----------------------
Warren E. Buffett


BERKSHIRE HATHAWAY INC.            NATIONAL INDEMNITY COMPANY



By                                 By
  ---------------------              ------------------------
  Warren E. Buffett                  Warren E. Buffett
  Chairman of the Board              Chairman of the Board

NATIONAL INDEMNITY COMPANY         COLUMBIA INSURANCE COMPANY
  OF THE SOUTH



By                                 By
  ---------------------              ------------------------
  Warren E. Buffett                  Warren E. Buffett
  Chairman of the Board              Chairman of the Board

NATIONAL FIRE AND MARINE           REDWOOD FIRE AND CASUALTY
  INSURANCE COMPANY                   INSURANCE COMPANY

                                   CYPRESS INSURANCE COMPANY

By                                 NATIONAL LIABILITY AND FIRE
  ------------------------            INSURANCE COMPANY
  Warren E. Buffett
  Chairman of the Board
                                   BLUE CHIP STAMPS
GEICO CORPORATION
                                   WESCO FINANCIAL COPRORATION

                                   WESCO HOLDINGS MIDWEST, INC.
By
  -----------------------
  Warren E. Buffett                WESCO-FINANCIAL INSURANCE
  Chairman of the Board               COMPANY

                                   PRECISION STEEL WAREHOUSE,
                                      INC.

                                   THE FECHHEIMER BROS. COMPANY

                                   NEBRASKA FURNITURE MART, INC.



                                   By
                                     --------------------------
                                     Warren E. Buffett
                                     Attorney-in-Fact

                                    EXHIBIT A


                 RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY
                           MEMBERS OF THE FILING GROUP


          PARENT HOLDING COMPANY:

          Berkshire Hathaway Inc.

          Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.


          RELEVANT SUBSIDIARIES THAT ARE INSURANCE COMPANIES AS DEFINED IN
          SECTION 3(a)(19) OF THE ACT:

          National Indemnity Company
          National Indemnity Company of the South
          National Fire and Marine Insurance Company
          Redwood Fire and Casualty Insurance Company
          Cypress Insurance Company
          Columbia Insurance Company
          National Liability and Fire Insurance Company
          Wesco-Financial Insurance Company

          In addition, GEICO Corporation, a wholly owned indirect subsidiary of Berkshire Hathaway Inc. which owns shares of Wells Fargo common stock, is itself a holding company for numerous insurance company subsidiaries.

          SUBSIDIARIES DIRECLY OWNING WELLS FARGO COMMON STOCK
          THAT ARE NOT INSURANCE COMPANIES:

          Precision Steel Warehouse, Inc.
          Nebraska Furniture Mart, Inc.
          The Fechheimer Bros. Company